Exhibit 10.21

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of December 3, 2012 (the “Effective Date”), by and between Fairway Group Holdings Corp., a Delaware corporation with an office at 2284 12th Avenue, New York, New York 10027 (the “Company”), and Edward C. Arditte, 115 Windward Lane, Bristol, Rhode Island 02809 (the “Executive”).

WITNESSETH:

WHEREAS, the Company and its subsidiaries (collectively, the “Fairway Group”) desire that Executive be employed to serve in an executive capacity with the Fairway Group, and Executive desires to be so employed by the Fairway Group, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.             EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive shall hold the office of Executive Vice President — Chief Financial Officer of the Fairway Group reporting to the Chief Executive Officer of the Company or such other executive designated by the Company from time to time (the “Supervisory Executive”).

2.             TERM.

The term of employment under this Agreement began on the Effective Date and shall continue until December 31, 2013, subject to prior termination in accordance with the terms hereof (the “Initial Term”).  The Initial Term shall be automatically extended for successive additional periods of one (1) year (each such one-year period, an “Additional Term”), unless either party shall have given written notice to the other party of non-extension at least sixty (60) days prior to the end of the Initial Term or the then applicable Additional Term (any period during which Executive is employed hereunder collectively, the “Employment Term”).

3.             COMPENSATION.

(a)           As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of any member of the Fairway Group, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company payroll practices then in existence, an initial annual salary of $350,000 (the “Annual Salary”).  Executive’s Annual Salary for any year following the Initial Term shall be determined by the Board of Directors of the Company (the “Board of Directors”) in its sole discretion, but shall not in any year be reduced below the rate for the previous year.

(b)           During each fiscal year of the Employment Term, Executive shall be eligible for an annual performance bonus, if any, as may be determined by the Board of Directors from time to time in its sole discretion.  Such bonus will be targeted at fifty percent (50%) of Annual Salary and will be based upon, among other things, the Executive’s performance and the Company’s financial performance.

The payment by the Company to the Executive of such bonus shall be made no later than fifteen (15) days after delivery of the Company’s audited consolidated financial statements to its lenders; provided, however, that Executive shall not be entitled to such bonus if either (i) Executive has failed to comply with the Company’s Code of Business Conduct and Ethics and other written policies (including, without limitation, reporting policies as set forth from time to time in the Fairway Group’s organizational chart) established by the Board of Directors (collectively, the “Code of Conduct”), as determined in reasonable good faith by the Board of Directors, and either (x) such failure to comply is, or could reasonably be expected to be, in the reasonable determination of the Board of Directors, harmful or damaging to the Fairway Group’s business, reputation, employees or customers or (y) Executive has previously failed to comply with such policy and was notified in writing of such failure, or (ii) the Fairway Group is not operating in substantially full compliance with all fire, safety, building and other codes; and provided further that if there is existing an event of default (or event which, with notice, the passage of time or both, would constitute an event of default) under the Fairway Group’s credit facilities, or the payment of such bonus would cause an event of default (or event which, with notice, the passage of time or both, would constitute an event of default) under the Fairway Group’s credit facilities, then payment of such bonus shall be postponed until such time as any existing event of default (or event which, with notice, the passage of time or both, would constitute an event of default) under the Fairway Group’s credit facilities is cured, and such bonus shall be paid at such time, without interest.

(c)           The Company shall recommend to the Compensation Committee of the Board of Directors that Executive be granted (a) restricted stock units representing 0.30% (30 basis points) of the shares to be available under the Company’s 2013 Long-Term Incentive Plan (excluding shares that are available for grant of options that have an exercise price in excess of fair market value on the date of grant); and (b) options to purchase shares of the Company’s common stock representing .10% (10 basis points) of the shares to be available for the grant of options having an exercise price in excess of fair market value on the date of grant.

4.             EXPENSES.

The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable relocation and temporary living expenses up to $25,000 which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy as established from time to time by the Board of Directors.  The reimbursement of such relocation and temporary living expenses shall be “grossed up” to reflect all relevant federal, state and local taxes.  The Company shall also pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy as established from time to time by the Board of Directors.  Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

5.             OTHER BENEFITS.

Executive shall be entitled to four (4) weeks paid vacation for each full year of employment during the Employment Term (the timing of vacations to be subject to the reasonable approval of the Chief Executive Officer) and to participate in such benefit plans and arrangements and receive other benefits on terms consistent with other officers of the Company at the same level as Executive (including short- and long-term disability insurance, 401(k) plan, hospital, major medical insurance, dental and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Board of Directors (the “Benefit Plans”).  Executive shall not be entitled to rollover or otherwise accumulate unused vacation days from year-to-year without the prior consent of the Board of

Directors.  The Company agrees to reimburse Executive for medical insurance premiums from his date of employment until the date that he is eligible for the Company-provided medical insurance coverage. For calendar year 2013 only, the Company also agrees to reimburse Executive, upon presentment of suitable receipts, for his rent expense (up to $3,750 per month), his parking expense (up to $500 per month) and any brokerage expenses (up to $6,000) incurred by Executive in connection with Executive’s relocation to New York.

6.             DUTIES.

(a)           Executive shall perform such reasonable duties and functions as the Chief Executive Officer or Supervisory Executive, as applicable, may lawfully assign to him and as are typically performed by executives in his position, and Executive shall comply in the performance of his duties with the policies of the Fairway Group and the Board of Directors, and be subject to the direction of the Supervisory Executive and the Board of Directors.

(b)           During the Employment Term, Executive shall devote all of his business time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Fairway Group, as necessary to fulfill his duties; provided, however, that Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate Section 9 hereof.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability and in compliance in all material respects with the Company’s Code of Conduct.

(c)           Nothing contained in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in non-competing investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

7.             TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)           Executive’s employment hereunder shall terminate upon the first to occur of the following:

(i)            upon thirty (30) days’ prior written notice to Executive upon the determination by the Board of Directors that Executive’s employment shall be terminated for any reason which would not constitute “justifiable cause”;

(ii)           upon written notice to Executive upon the determination by the Board of Directors that there is justifiable cause for such termination;

(iii)          automatically and without notice upon the death of Executive;

(iv)          in accordance with the terms of subsection (e) hereof upon the “disability” (as defined below) of Executive; or

(v)           upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment.

Upon the Company giving notice of termination pursuant to Section 7(a)(i) or (ii), or Executive giving notice of termination pursuant to Section 7(a)(v), the Company may require that Executive immediately leave the Company’s premises, but such requirement shall not affect the effective date of termination of employment.

(b)                                 For the purposes of this Agreement:

(i)            The term “Change in Control” shall mean the occurrence of any of the following:

(x) one person (or more than one person acting as a group), other than Sterling Investment Partners or its affiliates, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company;

(y) a majority of the members of the Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election; or

(z) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

(ii)           The term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of his duties, with or without reasonable accommodation, for a period of three (3) months (whether or not consecutive) in any twelve (12) month period during the Employment Term, as reasonably determined by the Board of Directors.

(iii)          The term “justifiable cause” shall mean (A) Executive’s repeated failure (other than temporarily while physically or mentally incapacitated) or refusal to attempt to perform his duties pursuant to this Agreement; (B) Executive’s material breach of this Agreement; (C) Executive’s performance of any act or his failure to act which constitutes a crime or offense involving money or property of the Fairway Group or a felony in the jurisdiction involved; (D) Executive’s performance of any act or his failure to act which constitutes a breach of a fiduciary trust, including without limitation misappropriation of funds or a misrepresentation (other than as a result of a good faith mistake by Executive) of the Company’s financial performance, operating results or financial condition to the Board of Directors or any executive officer; (E) any intentional unauthorized disclosure by Executive to any person, firm or corporation other than the members of the Fairway Group and their respective directors, managers, officers and employees, of any confidential information or trade secret of the Fairway Group; (F) any attempt by Executive to secure any personal profit (other than through his compensation and ownership of equity in the Company) in connection with the business of the Fairway Group (for example, without limitation, using Fairway Group assets to pursue other interests, diverting any business opportunity belonging to the Fairway Group to himself or to a third party, insider trading or taking bribes or kickbacks); (G) Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Fairway Group (including any fraudulent act); (H) Executive’s unlawful use of controlled substances that, in the good faith judgment of the Board, impairs Executive’s ability to effectively perform his duties hereunder or while on the Company’s premises; (I) any act or omission by Executive involving malfeasance or negligence in the performance of Executive’s duties that is materially adverse to the Fairway Group; (J) Executive’s failure to comply in all material respects with the Fairway Group’s policies, including without limitation, the Code of Conduct; or (K) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any non-competition, employment or similar contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person; provided, however, that with respect to clauses (A), (B) and (D) through (K) above, the Company cannot terminate the Executive’s employment for justifiable cause unless the Board of Directors has provided the Executive with written notice of the circumstances providing grounds for justifiable cause and an opportunity to confront the charges (with counsel) before the Board of Directors.

(c)           Upon any termination of Executive’s employment by the Company for justifiable cause, or voluntarily by Executive (including Executive electing not to renew this Agreement), Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s Annual Salary, reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment and other amounts or benefits required by law or pursuant to the terms of the Benefit Plans.

(d)           If Executive should die during the Employment Term, this Agreement shall terminate immediately.  In such event, the estate of Executive shall thereupon be entitled to receive (i) such portion of Executive’s Annual Salary as has been accrued through the date of his death, (ii) any accrued annual bonus for a prior fiscal year which remains unpaid as of the date of death and a pro rata portion of any bonus that Executive would have been entitled to receive pursuant to Section 3(b) in the fiscal year in which Executive died (based on the number of days Executive was alive during such fiscal year), payable when and if such bonus would otherwise have been payable had Executive’s employment not been terminated by reason of Executive’s death and (iii) reimbursement of expenses pursuant to Section 4.  Executive’s estate also shall be entitled to any amounts or benefits required by law or payable under the terms of the Benefit Plans.

(e)           Upon a finding by the Board of Directors of Executive’s disability in accordance with Section 7(b) hereof, the Company shall have the right to terminate Executive’s employment.  Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate.  In such event, Executive shall thereupon be entitled to receive (i) such portion of Executive’s Annual Salary as has been accrued through the date of the termination of employment, (ii) any accrued annual bonus for a prior fiscal year which remains unpaid as of the date of termination and a pro rata portion of any bonus that Executive would have been entitled to receive pursuant to Section 3(b) in the fiscal year in which Executive became disabled (based on the number of days during such fiscal year that this Agreement was in effect), payable when and if such bonus would otherwise have been payable had Executive’s employment not been terminated by reason of Executive’s disability and (iii) reimbursement of expenses pursuant to Section 4.  Executive shall also be entitled to any amounts or benefits required by law or payable under the terms of the Benefit Plans.

(f)            Notwithstanding any provision to the contrary contained herein:

(i) in the event that Executive’s employment is terminated during the Employment Term by the Company without justifiable cause (other than due to death or disability), the Company shall (1) continue to pay Executive his then current Annual Salary (subject to applicable tax withholding), payable in equal installments in accordance with the Company’s payroll practices then in existence, for a period of one year from the date of termination (two years if such termination occurs within one year following a Change in Control of the Company) and (2) pay Executive’s COBRA continuation health coverage premiums (less the normal weekly contribution rate being paid by Executive at the time of termination, the payment of which shall be Executive’s responsibility) during the Severance Period, which amounts in (1) and (2) above shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof, any payments or benefits required by law or payable under the terms of the Benefit Plans and the accrued annual bonus for a prior fiscal year and pro rata portion of the bonus, if any, referred to in the penultimate paragraph of this Section 7(f)); or

(ii) in the event the Company timely elects not to renew this Agreement for any Additional Term, the Company shall (1) continue to pay Executive his then current Annual Salary (subject to applicable tax withholding), payable in equal installments in accordance with the Company’s payroll practices then in existence, for a period of one year from the date the Company notifies Executive that it does not intend to renew this Agreement, and (2) pay Executive’s COBRA continuation health coverage premiums (less the normal weekly contribution rate being paid by Executive at the time of termination, the payment of which shall be Executive’s responsibility) during the Severance Period, which amounts in (1) and (2) above shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof, any payments or benefits required by law or payable under the terms of the Benefit Plans and the accrued annual bonus for a prior fiscal year which remains unpaid as of the date of termination and pro rata portion of the bonus, if any, referred to in the penultimate paragraph of this Section 7(f)).

The period during which payments are made pursuant to clauses (i)(1) or (ii)(1) of this Section 7(f) is hereinafter referred to as the “Severance Period.”  The payments made pursuant to clauses (i) and (ii) of this Section 7(f) are collectively hereinafter referred to as the “Severance Payments.”  The Company’s obligation to make the Severance Payments shall be conditional upon (1) Executive executing and delivering to the Company within 30 days after the date of his termination of employment (or, if sooner, by December 31 of the year of such termination, or such later date as is required by applicable law) a release (that is no longer subject to revocation under applicable law) in substantially the form of Exhibit A hereto, and (2) Executive’s compliance with his obligations under Sections 9, 10, 11 and 12 hereof.  Notwithstanding anything to the contrary contained herein, the first Severance Payment shall be made on the sixtieth (60th) day following Executive’s “separation from service” (as defined in section 409A of the Code) and shall include payment of all amounts that otherwise would be due prior thereto.

In the event the Executive is entitled to receive Severance Payments pursuant to this Section 7(f), Executive shall also be entitled to the accrued annual bonus for a prior fiscal year which remains unpaid as of the date of termination and a pro rata portion (based on the number of days during such fiscal year that this Executive was employed) of any bonus Executive would have been entitled to receive pursuant to Section 3(b) in the fiscal year in which Executive’s employment was terminated, payable when and if such bonus would otherwise have been payable had Executive’s employment not been terminated.

If the Company determines that it cannot provide the COBRA payments pursuant to this Section 7(f) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or without subjecting the Executive to taxation on group health benefits, the Company will, in lieu thereof, provide to the Executive during the remainder of the Severance Period, a taxable monthly payment in an amount equal to the estimated cost of providing such benefits, calculated in good faith as of the time of commencement of such payments.

(g)           Upon Executive’s termination of his employment hereunder, Executive shall be entitled to receive such portion of Executive’s Annual Salary as has been accrued to date.  Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and any payments or benefits required by law or payable under the terms of the Benefit Plans.

(h)           Any termination of employment hereunder shall include termination from all applicable board and officer positions with any member of the Fairway Group.

8.             REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

(a)           Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

(b)           Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be reasonably required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.             NON-COMPETITION.

(a)           In view of the unique and valuable services expected to be rendered by Executive to the Fairway Group, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Fairway Group and in consideration of the compensation to be received hereunder, and Executive’s ownership interest in the Company, Executive agrees that during the period of his employment by the Company and the greater of (i) one year following his employment with the Company or (ii) the Severance Period (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or provide advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any entity engaged in the retail grocery and food services business and related services anywhere in the northeastern United States and in any other state into which the Board of Directors has, to the knowledge of the Executive, discussed the possibility of expanding the Fairway Group’s operations.  The record or beneficial ownership by Executive of up to one percent (1%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.  In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any suppliers or customers with whom the Fairway Group has a business relationship to cancel or terminate any such business relationship with any member of the Fairway Group or solicit, interfere with, entice from or hire from any member of the Fairway Group any employee (or former employee) of any member of the Fairway Group.  If the Company breaches its obligation to make the Severance Payments (other than in the circumstances described in the next sentence) or to comply with its obligations under Section 4 hereof, and such breach is not cured within thirty (30) days after written notice of such breach is provided to the Company by Executive, then in addition to any other remedies available to the Executive, Executive shall be released from his obligations under this Section 9.  If Executive does not comply with his obligations under this Section 9 (other than in the circumstances described in the preceding sentence), then notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Executive any remaining portion of the Severance Payments.

(b)           During the Non-Competition Period:

(i)            Executive shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to any member of the Fairway Group or any of its affiliates, management, officers, directors, services, products, operations or other matters relating to the Fairway Group’s businesses; and

(ii)           The Fairway Group, through its officers and directors, shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to Executive.

Notwithstanding the foregoing provisions of this Section 9(b), it shall not be a violation of this Section 9(b) for Executive or the Fairway Group to (i) make truthful statements when required by order of a court or other body having jurisdiction, any governmental investigation or inquiry by a governmental entity, subpoena, court order, compulsory legal process, or as otherwise may be required by law, (ii) make traditional competitive statements in the course of promoting a competing business (except in violation of Section 9, 10 or 11 hereof), (iii) disclose that Executive is no longer employed by the Company, (iv) rebut inaccurate statements made by the other party or (v) for either party to make truthful statements to enforce his or its rights under this Agreement.

(c)           If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(d)           Executive acknowledges that the provisions of this Section 9 were a material inducement to the Company to enter into this Agreement and to employ Executive.  Executive further acknowledges that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Fairway Group.  Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 9 on the ground of breadth of its geographic or product and service coverage or length of term.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(e)           The existence of any claim or cause of action by Executive against the Company or any other member of the Fairway Group shall not constitute a defense to the enforcement by the Fairway Group of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

10.          INVENTIONS AND DISCOVERIES.

(a)           Executive shall promptly and fully disclose to the Fairway Group, with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Fairway Group) during the Employment Term, solely or jointly with others, using the Fairway Group’s resources, or relating to any current or proposed business or activities of the Fairway Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).

(b)           Executive hereby assigns and transfers, and agrees to assign and transfer, to the Fairway Group all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Fairway Group any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in the Fairway Group.  Executive shall assist the Fairway Group in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reasonably compensated for his time and reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Non-Competition Period.

11.          NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)           Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Fairway Group’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company’s President, to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Fairway Group, any client, vendor or customer of the Fairway Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers, landlords and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information which becomes publicly available from sources unrelated to the Fairway Group.

(b)           All information and documents relating to the Fairway Group as hereinabove described (or other business affairs) shall be the exclusive property of the Fairway Group, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

12.          SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), the Fairway Group shall have, in addition to, and not in lieu of, any other rights and remedies available to the Fairway Group under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Fairway Group and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

13.          AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14.          GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

15.          CHOICE OF FORUM; WAIVER OF JURY TRIAL

Executive agrees that any dispute between Executive and the Fairway Group shall be resolved exclusively in the United States District Court for the Southern District of New York or the applicable state court located in New York County, New York and Executive consents to personal jurisdiction in said courts.  EACH OF THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

16.          SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17.          WITHHOLDING.

The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

18.          NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the address set forth above in the case of the Company and Executive’s address as set forth in the Company’s records, or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

19.          COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

20.          WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

21.          ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, and may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.  It is intended that Sections 9, 10, 11, 12 and 15 benefit each of the Company and each other member of the Fairway Group, each of which is entitled to enforce the provisions of Sections 9, 10, 11, 12 and 15.

22.          SURVIVAL.

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 4, 7, 9, 10, 11, 12, 15, 21, 22 and 23 hereof.

23.          280G; SECTION 409A COMPLIANCE.

Prior to any initial public offering of the Company’s capital stock, to the extent that any payments or benefits provided to Executive in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 23, would subject Executive to the excise tax imposed by Section 4999 of the Code, the Executive may, at his option, waive his right to retain such payments and/or other benefits unless such payments and other benefits are approved by the stockholders of the Company in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (a “280G Vote”), and (ii) the Company shall submit the Executive’s right to retain such payments and other benefits to a 280G Vote.  The Executive acknowledges and agrees that the stockholders of the Company are not obligated to approve such payments following any waiver by the Executive of his right to receive such payments.

If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then Executive shall not be entitled to any Severance Payments or other benefits pursuant to Section 7 of this Agreement until the earlier of (a) the date which is six months after the date of Executive’s separation from service or (ii) the date of Executive’s death.  This paragraph shall only apply if, and to the extent, required in order to comply with Section 409A of the Code.  Any amounts otherwise payable to Executive upon or in the six-month period following Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to Executive (or Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of Executive’s death), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.

For the purposes of this Agreement, a “termination of employment” or words of like import shall mean a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder.  Any taxable reimbursements pursuant to Section 4 shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements pursuant to Section 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive may receive in any other taxable year.  Each of the payments that may be made under this Agreement following Executive’s termination of employment shall be deemed to be a separate payment for purposes of applying Section 409A.

It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax,

penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Notwithstanding the foregoing, Executive shall bear the cost of any failure to comply with Section 409A of the Code, unless and except to the extent that such tax, penalty or interest is incurred by reason of the Company’s willful breach of the provisions of this Agreement, and the Company shall have no obligation to pay or reimburse Executive for the payment of any amount of tax, penalty or interest incurred pursuant to Section 409A of the Code.

No severance payment described in Section 7(f) hereof shall be paid later than the last day of the second taxable year of the Executive following the taxable year of the Executive’s “separation from service.”

24           FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

25.          CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

26.          HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Herbert Ruetsch
Name: Herbert Ruetsch
Title: Chief Executive Officer

/s/ Edward C. Arditte
Edward C. Arditte

EXHIBIT A

FORM OF RELEASE

In exchange for the payments and benefits set forth in the Employment Agreement between Fairway Group Holdings Corp. (the “Company”) and me dated               , 2012 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this Release:

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Fairway Group”), and all of their current and former officers, directors, employees, and agents, in their capacity as Fairway Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Fairway Group (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission.  This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this Release.

(b) This Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.  I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c) This Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this Release.  Notwithstanding anything herein, I expressly reserve and do not release pursuant to this Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the right to receive the payments (including without limitation the Severance Payments (as such term is defined in the Agreement) and benefits specified in the Agreement, (iii) any rights or interest under any Benefit Plan (as such term is defined in the Agreement), (iii)

any right to indemnification pursuant to the Company’s Certificate of Incorporation and By-Laws and any indemnification agreement as in effect on the date hereof, or the protections of the Company’s directors and officers liability insurance, in each case, to the same extent provided to other officers of the Company at the same level as me, (iv) any right to purchase shares of the Company’s stock after the date hereof under any stock option or restricted stock agreement between me and the Company, or (v) my rights as a stockholder of the Company.

2. I acknowledge that I have had at least 21(1) calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this Release, that I have been advised to consult with an attorney regarding the terms of this Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this Release, and I am entering into this Release knowingly, voluntarily and of my own free will.  I further understand that my failure to sign this Release and return such signed Release to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) by 5:00 pm on the 22nd(2) day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3. I understand that once I sign and return this Release to the Company, I have 7 calendar days to revoke it.  I may do so by delivering to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) written notice of my revocation within the 7-day revocation period (the “Revocation Period”).  This Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”) provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

I HAVE READ THIS RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:

Date:

(1)  Change to 45 days in the case of a group termination under the ADEA

(2)  If 21 days changed to 45 days, change to 46th.